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                                                   Exhibit (12)

Eastman Kodak Company and Subsidiary Companies
Computation of Ratio of Earnings to Fixed Charges
(in millions, except for ratios)

                             Nine Months
                                Ended
                              Sept. 30,
                                2003

Earnings from continuing
 operations before
 income taxes                  $ 208
Adjustments:
  Minority interest in
   income of subsidiaries
   with fixed charges             18
  Undistributed loss
   of equity method
   investees                      33
  Interest expense               104
  Interest component of
   rental expense (1)             41
  Amortization of
   capitalized interest           20
                               -----

  Earnings as adjusted         $ 424
                               =====
Fixed charges:
  Interest expense               104
  Interest component of
   rental expense (1)             41
  Capitalized interest             2
                               -----
  Total fixed charges          $ 147
                               =====
Ratio of earnings to
 fixed charges                  2.9x


(1)  Interest component of rental expense is estimated to equal
     1/3 of such expense, which is considered a reasonable approximation of the interest factor.